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                        DWS RREEF Real Estate Fund II, Inc.
                (Name of Registrants as Specified in Its Charter)

                             SUSAN L. CICIORA TRUST
                          ALASKA TRUST COMPANY, TRUSTEE
                                SUSAN L. CICIORA
                                 RICHARD I. BARR
                                 JOEL W. LOONEY
                           c/o Stephen C. Miller, Esq.
                          and Joel L. Terwilliger, Esq.
                           2344 Spruce Street, Suite A
                                Boulder, CO 80302
                                  (303)442-2156
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 THE SUSAN L. CICIORA TRUST SUBMITS STOCKHOLDER PROPOSALS TO MANAGEMENT OF DWS
   RREEF REAL ESTATE FUND II, INC., EXPRESSES CONCERN REGARDING RELATIONSHIP
          BETWEEN DEUTSCHE ASSET MANAGEMENT, INC. AND DEUTSCHE BANK AG

Boulder, Colo. - (Business Wire) - July 22, 2009 - The Susan L. Ciciora Trust today resubmitted various stockholder proposals to the management of DWS RREEF Real Estate Fund II, Inc. (AMEX: SRO). The proposals seek to move SRO in a different direction by terminating the current investment managers, Deutsche Asset Management, Inc. and RREEF America, L.L.C. The proposals also seek to hold the Board of Directors of SRO accountable to the stockholders for what the trust believes are stalling tactics in conducting its annual meeting, including amendments to SRO's bylaws which forced the trust, as a stockholder, to resubmit its proposals.. Further, Stewart Horejsi, a spokesperson for the trust, expressed concern regarding the relationship between Deutsche Asset Management, Inc., and Deutsche Bank AG. Deutsche Asset Management, Inc. is the investment manager for SRO and a wholly-owned subsidiary of Deutsche Bank AG. Deutsche Bank AG is reportedly under investigation by German prosecutors for alleged spying activities on board members and/or activist stockholders.

On April 9, 2009, the Board of SRO implemented a "Rights Agreement" which would trigger dilutive rights dividends if the trust purchases additional shares of SRO. The trust believes this "poison pill," in conjunction with other anti-stockholder measures, is designed to discourage the trust from purchasing additional shares and denies stockholders who may want to sell shares their most likely prospect for much needed price support. Mr. Horejsi said that "SRO's management announced that the poison pill was to "protect the interest of stockholders pending stockholder consideration of a proposed plan of liquidation of the fund. Stockholders defeated this plan of liquidation on May 20, 2009, so it is time to terminate these obstructive measures which serve only to harm stockholders." Mr. Horejsi went on to say that "the trust successfully fought a proxy fight against a sister-fund, SRQ, and defeated management's previous attempt to liquidate. The continued erosion of stockholder value has gone on long enough! The stockholders have voted, and many of them have communicated to the trust that they share our belief that Deutsche Asset Management, Inc. and RREEF America, L.L.C. are simply no longer fit to manage the fund. Fortunately, it only requires a majority of the fund's outstanding voting securities to fire these advisers and hire more competent managers."

Mr. Horejsi added that "the trust has become increasingly alarmed at the motives of Deutsche Asset Management, Inc. with regard to their stalling tactics. Last week they amended SRO's bylaws to make it more difficult for stockholders to submit their proposals to fund management. Yesterday, I read in The Wall Street Journal that Deutsche Bank AG `has dismissed two top executives following an internal investigation into whether [Deutsche Bank AG] conducted surveillance on a board member and others [including an activist shareholder].' This has prompted prosecutors in Germany to open an investigation into what else is going on at Deutsche Bank AG! I am very concerned about what is happening with SRO and its management, and I believe that stockholders' attempts to guide SRO's assets in a different direction should not be thwarted at every turn. Quite simply, I have concerns of corporate malfeasance at Deutsche Asset Management, Inc. due to its ownership by Deutsche Bank AG."

The trust is a large stockholder of SRO, owning approximately 5% of the outstanding shares of SRO. The trust has been an active and vocal investor in the Fund and, on February 25, 2009, sent a letter to SRO and its board of directors proposing, among other things, termination of SRO's investment advisers, a new slate of directors, and better corporate governance standards and other ideas to enhance stockholder value. Copies of the letters were filed with the Securities and Exchange Commission and can be viewed at the trust's
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website at www.srqsro.com or on the SEC's website at www.sec.gov.  No meaningful response was provided by the SRO board and, given that the board has very little incentive to manage the Fund due to its members' lack of any ownership, the trust decided that it should bring the substantial experience and skill of its affiliated registered investment advisers to the table and offer a better alternative to SRO's stockholders.

More information can be located at www.srqsro.com.

Contact:
The Susan L. Ciciora Trust
Joel L. Terwilliger
303/442-2156